Exhibit 99.1

Eric Schuck to Become President of Arrow Electronics, Inc.’s Global Components Business

-- Peter Kong to Retire --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--November 11, 2013--Arrow Electronics, Inc. (NYSE:ARW) today announced that Eric Schuck has been named president of its Global Components business, effective January 1, 2014, succeeding Peter Kong who is retiring on March 31, 2014. In his new role, Mr. Schuck will report to Michael J. Long, chairman, president and chief executive officer.

Mr. Schuck has served for over 20 years in roles of increasing responsibility, most recently as president of Arrow’s Components businesses in Europe, the Middle East, and Africa (EMEA). Previously, he was vice president of sales for the Components businesses in EMEA and, prior to that, managing director of the company’s Components business in Central Europe. His extensive experience also includes a variety of roles in marketing and asset management across the EMEA and North America regions.

“Eric’s demonstrated track record of leadership and success makes him the ideal executive to succeed Peter in leading our Global Components organization and accelerating the growth of our businesses,” said Mr. Long. “As an important element of our succession-planning process, Peter will be working closely with Eric on an orderly transition through the end of 2013.”

Mr. Kong, who has held his current position since 2009, previously served as president of Arrow’s Asia-Pacific Components business, where he developed the Asia-Pacific growth strategy which expanded the company’s reach and influence across this important region. He joined Arrow in 2006 from Lear Corporation.

“Under Peter’s leadership, the Components business has developed into a truly global industry leader with a differentiated product and service offering that is world class,” Mr. Long said. “He has provided a strong foundation for Eric, and we wish him all the best in his retirement.”

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 470 locations in 55 countries.

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